Exhibit 99.1

UNITED STATES ANTIMONY CORPORATION PO Box 643 47 Cox Gulch Rd. Thompson Falls, Montana 59873-0643 406-827-3523 FAX: 406-827-3543 E-Mail tfl3543@blackfoot.net

U. S. ANTIMONY REPORTS A MAJOR PROCESSING AGREEMENT

November 11, 2014.  Thompson Falls, Montana. United States Antimony Corporation (“USAC”, NYSE MKT “UAMY”) reported it has entered a major processing agreement with Hillgrove Mines Pty Ltd of Armidale, New South Wales, Australia for 200 metric tons per month of 60% antimony concentrates containing approximately 20 grams per ton (0.64 ounces) of gold. On a yearly basis, this would amount to approximately 3,000,000 pounds of antimony and 1,500 ounces of gold. The production should give USAC an attractive gross margin on the sale of the antimony and gold. Hillgrove will provide funding to USAC on favorable terms to expand its smelter capacity in Montana and Mexico. Construction will begin immediately and production is expected during Q1 2015. Should Hillgrove decide, the contract also provides for the further expansion of the plant for up to 9,000,000 pounds per year of antimony and 4,500 ounces of gold.

John Lawrence, CEO commented, “USAC has smelted for Hillgrove in the past and is happy to enter into an Agreement to increase USAC’s market share and enhance Hillgrove’s cash flow. USAC’s antimony production remains in a sold out condition.”

Forward Looking Statements:
This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.